Exhibit 10.2

Optium Corporation

Employee Notice of Grant of Stock Option

                           (the “Optionee”) has been granted an option (the “Option”) to purchase certain shares of Optium Corporation common stock (the “Stock”) pursuant to the Optium Corporation 2006 Stock Option and Incentive Plan, as amended (the “Plan”), as follows:

Grant Date:

Number of Option Shares:

Option Exercise Price per Share:

Expiration Date:

Tax Status of Option:

Vested Shares:  Except as provided in Stock Option Agreement, and provided that the Optionee’s employment by the Company or any of its subsidiaries has not terminated prior to any applicable date set forth below, the number of Option Shares indicated as vested Option Shares as of each date set forth below shall be:

Vesting Date	Vested Option Shares

By their signatures below, the Company and the Optionee agree that the Option is governed by this Notice and by the provisions of the Plan and the Non-Qualified Stock Option Option Agreement, both of which are attached to and made a part of this document.  The Optionee acknowledges receipt of a copy of the Plan and the Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.  In the event that there is a conflict between the Option Agreement and this Notice, the terms of Option Agreement shall govern.  This Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

OPTIUM CORPORATION

By:			By:
Name:
Title:

	Address:	500 Horizon Drive, Suite 505 Chalfont, PA 18914		Address:

ATTACHMENTS:  Optium Corporation 2006 Stock Option and Incentive Plan, as amended through the Grant Date, and the Stock Option Agreement